UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2022

Longboard Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-40192	84-5009619
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4275 Executive Square, Suite 950 La Jolla, CA		92037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (619) 592-9775

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	LBPH	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2022, Philip Perera, M.D. notified us of his intention to retire from his position as our Chief Medical Officer, effective March 21, 2022 (the “Retirement Date”).

In connection with Dr. Perera’s retirement, we and Dr. Perera entered into a Retirement and Consulting Agreement, dated March 17, 2022 (the “Consulting Agreement”). Under the terms of the Consulting Agreement, Dr. Perera will consult for the Company for a period of six months from his Retirement Date, unless terminated earlier as permitted in the Consulting Agreement, for a market hourly rate. Unless otherwise agreed, Dr. Perera will not provide more than 80 hours of consulting services per month for the first two months of the consulting period and more than 20 hours of consulting services per a month thereafter. Dr. Perera’s consulting services will constitute continuous service with us. As a result, his stock options will remain outstanding and continue to vest during the term of the Consulting Agreement. In addition, upon satisfaction of certain conditions, upon termination of the Consulting Agreement, the exercise period of certain of Dr. Perera’s stock options will be extended until December 31, 2023.

On March 21, 2022, we announced that Randall E. Kaye, M.D., joined us as our Chief Medical Officer, effective the same day.

Item 9.01 Financial Statements and Exhibits. (d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Longboard Pharmaceuticals, Inc.

Date: March 21, 2022	By:	/s/ Kevin R. Lind
Kevin R. Lind
President and Chief Executive Officer